CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Low Beta Tactical 500 Fund, a series of Northern Lights Fund Trust IV, under the headings “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohn Fund Audit Services

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

August 26, 2016